CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 333-89775 on Form N-1A of our reports dated October 23, 2015, relating to the financial statements and financial highlights of BlackRock Focus Growth Fund, Inc. and Master Focus Growth LLC, appearing in the Annual Report on Form N-CSR of BlackRock Focus Growth Fund, Inc. for the year ended August 31, 2015 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, PA

December 24, 2015